                                                                    EXHIBIT 10.1

                                  TAX AGREEMENT


         TAX AGREEMENT dated as of May 10, 1996 by and between Atlantic Realty Trust, a Maryland real estate investment trust (the "Atlantic"), and RPS Realty Trust, a Massachusetts business trust ("RPS").

         WHEREAS, RPS has formed Atlantic, and on this day has (i) contributed the Assets (as defined below) to Atlantic and, (ii) distributed the stock of Atlantic to its shareholders.

         WHEREAS, in order to induce RPS to distribute Atlantic's stock to RPS' shareholders, Atlantic has agreed to assume certain tax liabilities of RPS should they arise.

         WHEREAS, it is RPS' intention to contest in good faith any Tax Contest that is likely to result in the loss of RPS' ability to be treated as a real estate investment trust under the Code.

         WHEREAS, it is Atlantic's and RPS' intention to provide to RPS broad and complete authority to contest, resolve and/or settle any Tax Contest hereunder, as RPS in its sole discretion shall determine.

         NOW, THEREFORE, the parties hereto, in consideration of the foregoing and intending to be legally bound, hereby agree as follows:

         SECTION 1. Definitions. Each reference contained in this agreement to:

         1.1 "Assets" shall mean those assets listed on Schedule A attached hereto.

         1.2 "Business Day" shall mean any day that is not a Saturday or Sunday, or a day on which banks located in The City of New York are authorized or required to be closed.

         1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.4 "Continuing Trustees" shall mean, as of any time, those trustees of RPS then in office who were trustees of RPS immediately prior to the date hereof; provided, however, if at any time the number of Continuing Trustees is less than four and the remaining Continuing Trustees (by a majority vote) elect such number of independent Trustees to become Continuing Trustees as may be necessary to cause the number of Continuing Trustees to equal four, such independent Trustee(s) shall also be deemed Continuing Trustees; provided, further, Robert A. Meister shall not initially be deemed for this purpose to be a Continuing Trustee.

         1.5 "Final Determination" shall mean (a) a decision, judgment, decree, or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made and approved by RPS; or (b) a closing agreement made with any Taxing Authority and approved by RPS.

         1.6 "Assumed Tax" shall mean any Tax of RPS resulting from a Tax Contest that arises as a consequence of the Internal Revenue Service's current ongoing examination of RPS' tax returns (other than any Tax of RPS that relates to actions or events occurring or any tax return position taken by RPS after the date hereof).

         1.7 "Tax or Taxes" shall mean U.S. federal, state or local income or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto.

         1.8 "Tax Contest" shall mean any audit, examination, suit, action, or proceeding involving a Taxing Authority.

         1.9 "Taxing Authority" shall mean any governmental authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

         SECTION 2. Assumed Tax, Refunds and Deficiency Dividends.

         2.1 In General. Except as set forth in Section 2.4 below, Atlantic hereby assumes and agrees to perform all obligations of RPS relating to the Assumed Tax; provided, however, Atlantic shall have no obligation to perform or make any payment in respect of any Assumed Tax until a Final Determination with respect to such Assumed Tax has been made.

         2.2 Amount of Assumed Tax Payment. Atlantic shall pay to the Applicable Taxing Authority the amount of Assumed Tax required to be paid pursuant to the Final Determination together with any interest, if any, or penalties, if any, imposed by the Taxing Authority on such amount at least five days before such amount is due to the applicable Taxing Authority.

         2.3 Repayment of Assumed Tax Payment. The amount of any Assumed Tax payment made by Atlantic pursuant to this agreement shall be repaid by RPS to Atlantic upon the receipt by RPS of any refund of such tax and/or interest and/or penalty.

         2.4 Deficiency Dividend. RPS agrees that to the extent any Tax for which Atlantic is obligated to pay pursuant to this Section 2 can be avoided through the declaration and payment of a "deficiency dividend" as provided in section 860 of the Code, it shall make such deficiency dividend. In such event Atlantic's sole obligation with respect to its obligations hereunder shall be to make a payment to RPS in an amount equal to the "deficiency dividend" described in this Section 2.4.

         SECTION 3. Tax Contests.

         3.1 In General. Subject to Section 3.2, RPS shall be entitled to control and conduct any Tax Contests relating to the Assumed Tax. All costs of any such Tax Contests are to be borne by Atlantic.

         3.2 Settlements. RPS shall have the right to agree to the settlement of any Tax Contests relating to any Assumed Tax without the consent of Atlantic. RPS shall at all times provide to Atlantic promptly upon request all information regarding the status of any Tax Contest relating to any Assumed Tax, including, without limitation, any settlement discussions.

         3.3 Notice of Tax Contests. RPS agrees to give notice to Atlantic within 5 Business Days of the assertion or commencement of any Tax Contest with regard to any Assumed Tax. The failure of RPS to notify Atlantic of any Tax Contest within the time specified in the preceding sentence shall not relieve Atlantic from any obligation to make a payment in respect of an Assumed Tax under this agreement except to the extent Atlantic demonstrates that the defense of such action is prejudiced thereby.

         3.4 Control of Tax Contests. All Tax Contests relating to any Assumed Tax, including, without limitation, any settlement of such Tax Contests, shall be made solely by a committee of Continuing Trustees established by RPS for this purpose.

         SECTION 4. Right to Refunds. Atlantic shall be entitled to any refund of any Tax attributable to any payments it has made pursuant to Section 2 hereof to the extent not previously repaid pursuant to Section 2.3 and shall be paid any such refund, including interest thereon, promptly upon receipt thereof by RPS. Atlantic shall have the right to determine whether any claim for refund for such Tax shall be made by or on behalf of RPS and shall notify RPS of its intent to file such a claim.

         SECTION 5. Asset Dispositions. Atlantic shall not dispose of any of its material assets except in an arms' length transaction if, after giving effect to such transfer, the assets of Atlantic would not be sufficient to satisfy its obligations under this Agreement.

         SECTION 6. Duration. The obligations and liabilities of Atlantic and RPS arising under this agreement shall continue in full force and effect until all such obligations hereunder have been met and such liabilities have been paid in full, and shall be binding upon and inure to the benefit of the parties hereto.

         SECTION 7. Notices. All notices, consents and other communications provided for herein shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses or telecopier numbers as a party may designate as to itself by notice to the other parties):

                  (a)      If to Atlantic:

                           Atlantic Realty Trust
                           747 Third Avenue
                           New York, New York 10017
                           Attention:  Joel M. Pashcow
                           Telecopier:  (212) 355-3080

                  with copies to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York 10022
                           Attention:  Peter M. Fass, Esq.
                           Telecopier:  (212) 856-7812

                                    and

                           Wolf, Block, Schorr & Solis-Cohen
                           Packard Building, 12th Floor
                           S.E. Corner 15th & Chestnut Streets
                           Philadelphia, Pennsylvania 19102-2678
                           Attention:  Elizabeth H. Mai, Esq.
                           Telecopier:  (215) 977-2334

                  (b)      If to RPS:

                           Ramco-Gershenson Properties Trust (f/k/a RPS
                            Realty Trust)
                           27600 Northwestern Highway
                           Suite 200
                           Southheld, Michigan 48034
                           Attention:  Dennis Gershenson
                           Telecopier:  (810) 350-9925
                  with copies to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York 10022
                           Attention:  Peter M. Fass, Esq.
                           Telecopier:  (212) 856-7812

                  and

                           Wolf, Block, Schorr & Solis-Cohen
                           Packard Building, 12th Floor
                           S.E. Corner 15th & Chestnut Streets
                           Philadelphia, Pennsylvania 19102-2678
                           Attention:  Elizabeth H. Mai, Esq.
                           Telecopier:  (215) 977-2334

                  and

                           Honigman Miller Schwartz and Cohn
                           2290 First National Building
                           Detroit, Michigan 48226-3582
                           Attention:  Richard Burstein, Esq.
                           Telecopier:  (313) 250-7800

         SECTION 8. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 9. Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

         SECTION 10. Headings. The headings of the Sections of this agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

         SECTION 11. Amendments, Supplements, Etc. Neither this Tax Agreement nor any of the terms hereof may be amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which enforcement of such change is sought.

         IN WITNESS WHEREOF, Atlantic and RPS have each caused this agreement to be duly executed in New York, New York as of the date first set forth above.

                                             RPS REALTY TRUST


/s/ Stephen R. Blank                         By:       /s/ Joel M. Pashcow
-----------------------------------              -------------------------------
Stephen R. Blank, Trustee, on
behalf of RPS Realty Trust                   Title:   President


                                             ATLANTIC REALTY TRUST


                                             By:       /s/ Joel M. Pashcow
                                                 -------------------------------

                                             Title:   President

                                   Schedule A

                                 Mortgage Loans

                                                                                                             Average Annual
                            Total                                                                             Interest Rate
                          Principal     RPS                                    Net        Date               --------------
                          Amount of    Funds      Allowance       Accrued    Carrying    Funded      Maturity   Current     Accrued
        Property            Loan      Advanced     for loss      Interest     Amount  (or Modified)    Date     Interest    Interest
        --------            ----      --------     --------      --------     ------  -------------    ----     --------    --------
Mt.Morris Commons
Genessee Twp., MI         $2,700,000 $2,700,000   $(1,000,000)   $ 52,923   $1,752,923     7/86        6/99      10.50%       2.00%

Copps Hills Plaza
Ridgefield, CT             9,752,284  3,563,948      (350,000)      ---      3,213,948     9/92        7/96       6.00%        .50%

Branhaven Plaza
Shopping Center
Branford, CT               8,714,313  2,800,000         ---       345,998    3,145,998    11/95        8/96      14.25%        ---

1733 Massachusetts Ave.
Lexington, MA              2,200,000  2,200,000         ---       335,127    2,535,127     8/87        6/99       8.58%       1.42%

1-5 Wabash Ave.
Chicago, IL                2,850,000  2,850,000         ---         ---      2,850,000     7/93        3/96       5.00%        ---

Hylan Plaza
Shopping Center
Staten Island, NY         25,000,000 25,000,000    (6,000,336)  6,275,000   25,274,664     1/94        1/01       7.50%       4.50%


Industrial

Office Buildings

Rector Building
New York, NY               3,255,596  3,255,596    (2,000,000)      ---      1,255,596     3/94        3/04       ---         6.00%

NCR Building
Century City, CA           4,818,493    468,493      (231,000)      ---        237,493     7/93       12/95      10.00%        ---
                          ---------- ----------   -----------               ----------

Real Properties

         9 North Wabash Avenue. The 9 North Wabash Avenue property is a six-story building with approximately 52,000 square feet of leasable space located in Chicago, Illinois. The property was acquired on July 7, 1993 by 9 North Wabash Corp., a wholly-owned subsidiary of RPS, and is owned by that entity free and clear of any material liens or other encumbrances. The entire Wabash property was leased to Lane Bryant, a women's apparel retailer, pursuant to a lease which expired on June 30, 1995. However, on July 11, 1995, Lane Bryant and RPS entered into an agreement pursuant to which Lane Bryant agreed to remain in the property through December 31, 1995, at a reduced rental rate equal to 7% of gross sales. Lane Bryant has occupied 100% of the leasable space for each of the last five years. The property is currently vacant. RPS has entered into an exclusive sales and lease arrangement with a local broker to sell or lease this property. Real estate taxes on this property for the year ended December 31, 1995 were approximately $142,000. The Company believes the property is adequately covered by insurance. The Company's depreciable basis in the property, as of December 31, 1995, is approximately $3,238,000, which is depreciated using the straight-line method and a 39-year predictable life. As of January 1, 1995, RPS' independent real estate appraisers appraised the value of this property at $2,400,000. As of December 31, 1995, the Company recognized an impairment of $800,000 to decrease the property's carrying value to more closely approximate the appraised value. Upon consummation of the Ramco Acquisition, the Company will adopt the liquidation basis of accounting at which time the property will be classified as held for sale and will be stated at its net realizable value. See Company Pro Forma Financial Statements. While RPS has held preliminary discussions with third parties regarding the leasing of this property, no binding or non-binding agreements, arrangements or understandings exist with any such third parties.

         Norgate Shopping Center. The Norgate Shopping Center is a one-story shopping center located in Indianapolis, Indiana (Marion County). The property was acquired on June 23, 1994 by Norgate Shops, Corp., a wholly-owned subsidiary of RPS, and is owned by that entity free and clear of any material liens or other encumbrances. The shopping center contains approximately 208,000 square feet of leasable space, approximately 76% of which was leased and occupied as of December 31, 1995. Major tenants (i.e., tenants who accounted for 10% or more of the revenues at such property during the twelve month period ended December 31,
1995) are Kohl's Oakland, Inc., a department store retail chain, and Consolidated Stores, Inc., a discount variety store retail chain. These two tenants lease approximately 65,000 and 37,300 square feet, respectively, which constitutes 31% and 18%, respectively, of the total leasable space. The Kohl's Oakland lease expires in January 1999 and provides for annual rental payments of approximately $211,000 and the Consolidated Stores lease is month to month and provides for rental payments of approximately $140,000 on an annualized basis. The Kohl's lease contains three 5-year tenant renewal options. Leases for approximately 39,800 feet expired on or prior to December 31, 1995 and such space is currently leased on a month-to-month basis, and leases for approximately 29,500 feet are due to expire on or prior to December 31, 1996. The average base rent per square foot paid by tenants at such property as of December 31, 1995 excluding percentage rent and similar provisions was $3.46 (approximately $3.50 including percentage rent based on 1995 revenues). The Company believes the property is adequately covered by insurance. The Company's depreciable basis in the property, as of December 31, 1995, is approximately $4,428,000, which is depreciated using the straight-line method and a 39-year predictable life. On August 1, 1994, RPS' independent real estate appraisers appraised the value of this property at $3,900,000, which is approximately $528,000 less than its December 31, 1995 carrying value. The Company believes that the decline in value represented by the appraisal is temporary because the property's carrying value is recoverable through future operations and the eventual disposition thereof, on a going concern basis of accounting. Upon consummation of the Ramco Acquisition, the Company will adopt the liquidation basis of accounting at which time the property will be classified as held for sale and will be stated at its net realizable value. See Company Pro Forma following its due diligence review. While RPS has held preliminary discussions with third parties regarding the sale of this property to other potential buyers, no binding or non-binding agreements, arrangements or understandings exist with any such third parties.

Limited Partnership Interest

         Limited Partnership Interest. The Company is expected to own a 20% limited partnership interest in a limited partnership that owns an 18-story building with approximately 138,500 square feet of leasable space used for office, showroom and retail purposes, located at 5 North Wabash Avenue in Chicago, Illinois. As of June 30, 1995, the book value of the Company's 20% limited partnership interest was $460,000. The Company will be entitled to 20% of the net income (loss) and distributions from the limited partnership, but will not be allocated such net income (loss) or distributions until the mortgage on the property is repaid and, in addition, the borrower receives $5,000,000 from the disposition of the property. See Note 3(d) to the Financial Statements.